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                                                                      EXHIBIT 12

              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARES
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)



                                                               PREDECESSOR                 FISCAL        FISCAL       FISCAL
                                                   ---------------------------------        YEAR          YEAR       QUARTER
                                                         YEAR ENDED DECEMBER 31,            ENDED         ENDED        ENDED
                                                   ---------------------------------     DECEMBER 28,   JANUARY 3,    APRIL 4,
                                                    1994         1995          1996         1997          1999         1999
                                                   -------      -------      -------      --------       -------      -------
                                                                                                                    (unaudited)
Earnings before income taxes and
  fixed charges:
     Income from continuing operations
       before income taxes                         $ 8,540      $10,240      $ 6,620      $ (2,748)      $ 5,839      $ 4,179
Add interest on indebtedness, net                      920        1,470        1,310        12,400        16,906        4,659
Add amortization of debt expense                        --           --           --            --           510          147
Add estimated interest factor
   for rentals                                       1,800        2,733        1,800         5,867         7,442        1,466
                                                   -------      -------      -------      --------       -------      -------
Earnings before income taxes and
    fixed charges                                  $11,260      $14,443      $ 9,730      $ 15,519       $30,697       10,451
                                                   =======      =======      =======      ========       =======      =======


Fixed charges:
   Interest on indebtedness                        $   920      $ 1,470      $ 1,310      $ 12,400       $16,906      $ 4,659
   Amortization of debt expense                         --           --           --            --           510          147
   Estimated interest factor for rentals             1,800        2,733        1,800         5,867         7,442        1,466
                                                   -------      -------      -------      --------       -------      -------
                                                   $ 2,720      $ 4,203      $ 3,110      $ 18,267       $24,858        6,272
                                                   =======      =======      =======      ========       =======      =======
Ratio of earnings to fixed charges                     4.1          3.4          3.1           (a)           1.2          1.7


(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997.








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